Exhibit 99.1

: -1375

27, 2023

Despite an increase in sales volume for copper (+12.1%) and zinc (+12.9%) 2Q23 net sales were $2,300.7 million, slightly below 2Q22’s figure principally due to lower metal prices for copper (-10.9%, LME) and zinc (-35.4%) and to a decrease in sales volumes for silver (-8.9%). These variances were partially offset by higher metal prices for molybdenum (+14.0%) and silver (+7.1%).

Investor Relations: Raul Jacob Victor Pedraglio +(602) 264-1375 southerncopper@southernperu.com.pe www.southerncoppercorp.com

July 27, 2023

Southern Copper Corporation (NYSE and BVL: SCCO)

•

Despite an increase in sales volume for copper (+12.1%) and zinc (+12.9%) 2Q23 net sales were $2,300.7 million, slightly below 2Q22’s figure principally due to lower metal prices for copper (-10.9%, LME) and zinc (-35.4%) and to a decrease in sales volumes for silver (-8.9%). These variances were partially offset by higher metal prices for molybdenum (+14.0%) and silver (+7.1%).

●	On a year-to-date basis, net sales were slightly higher than in 2022 due to an increase in the sales volume for copper (+11%), silver (+3.3%) and zinc (+9.2%) and to better prices for molybdenum (+41.9%).These variances were partially offset by lower average metal prices for copper (-10.8%, LME) and zinc (-25.9%) and by a decrease in the sales volume for molybdenum (-4.2%).
●	2Q23 net income was $547.5 million, which represents a 26.6% increase with regard to the $432.3 million registered in 2Q22. The net income margin in 2Q23 stood at 23.8%, versus 18.7% in 2Q22. This increase was mainly the result of a 7.9% reduction in cost of sales, which was mainly attributable to a decrease in lower third-party copper concentrate purchases. On a YoY basis, net income was 11.8% higher than in 2022 for similar reasons.

SCC’s 2Q23 net income fell below the $813.2 million reported in 1Q23. This dynamic reflects significant differences in copper prices in the period-over-period comparison. In 2Q23, copper sales dropped $365.3 million due to lower price (-6%), volume (-4%) and to an accounting adjustment on 104,000 tons of open sales.

We have a positive view on the Company’s sales volumes for the remainder of 2023. In the second half of the year, considering our current operations plans, the Buenavista new zinc concentrator and the Pilares project, we expect to produce 481,300 tons of copper; 11,400 tons of molybdenum; 76,000 tons of zinc; and 10.9 million ounces of silver. An uptick in production for copper, zinc and silver in 2H 2023 should support our sales through this period.

●	2Q23 adjusted EBITDA was $1,115.5 million, which represented an increase of 9.2% with regard to the $1,021.4 million registered in 2Q22. The adjusted EBITDA margin in 2Q23 stood at 48.5% versus 44.3% in 2Q22. Adjusted EBITDA in 6M23 was $2,683.4 million, 0.6% lower than in 6M22. The adjusted EBITDA margin in 6M23 stood at 52.7% vs 53.2% in 6M22.
●	Cash flow from operating activities in 6M23 was $1,982.3 million, which represents an increase of 75.3% over the $1,130.6 million posted in 6M22. Cash flow in 1H22 was affected by a significant reduction in working capital, which was attributable to the Cuajone mine stoppage.
●	Copper production registered an increase of 9.2% in 2Q23 in a quarter-on-quarter terms to stand at 227,533 tons. Our quarterly result reflects higher production at all of our operations. Production at our Cuajone mine was up 22% in a quarter-on-quarter terms, driven by higher recoveries and by the return to full operating capacity this year. Production at our Toquepala mine increased 19.5%, which was mainly attributable to higher ore grades. Production at our Mexican operations increased 2.7% in

SECOND QUARTER AND SIX MONTHS 2023 RESULTS	SOUTHERN COPPER

a quarter-on-quarter terms. On a YoY basis, copper production rose 6.6% in 2023 to stand at 450,805 tons, which reflected higher production at our Peruvian operations.
●	By-product production: Mined zinc production increased 13.8% this quarter due to higher production at the Charcas and Santa Barbara units. This was partially offset by lower production at the San Martin mine. Total mined silver production rose 8.0% in 2Q23 driven by higher production at all our operations. Molybdenum production registered a slight increase of 0.2% in 2Q23 compared to 2Q22. On a YoY basis, mined zinc and silver production were up 8.1% and 5.6%, respectively, compared to 2022. Molybdenum production fell 4.6% driven primarily by lower output at our Toquepala mine.
●	Operating cash cost per pound of copper, net of by-product revenue credits, was $1.12 in 2Q23, which represents an increase of 4% compared to the 2Q22 figures. In 6M23, the operating cash cost per pound of copper, net of by-product revenue credits, was $0.94. This represents an increase of 14.3% compared to the $0.82 reported in 6M22. The 6M23 cash cost was mainly affected by higher production costs and lower by-product credits for zinc and sulfuric acid.
●	In 2Q23, we spent $252.5 million on capital investments, which reflected a 12.4% increase over the figure reported in 2Q22 and represents 46.1% of net income this quarter. In the first half of the year, we spent $490.6 million on capital investments, which represents 36.1% of net income and reflects a 14.2% uptick in capital expenses YoY.
●	Dividends: On July 20, 2023, the Board of Directors authorized a dividend of $1.00 per share payable on August 23, 2023 for shareholders of record at the close of business on August 9, 2023.

Mr. German Larrea, Chairman of the Board, commenting on the Company´s progress and current circumstances, said: “Southern Copper is well positioned to leverage our strengths in a challenging environment. Our fortitude is evident when comparing results in quarter-on-quarter terms and on a year-to-date basis. Most notably, production and sales volumes over those periods rose for copper and zinc despite lower market prices. This evolution led net earnings to rise 26.6% in a quarter-on-quarter terms and 11.8% on a year-to-date basis.

We continue to focus on expansion: we have been operating the Pilares mine since 4Q22 and have subsequently increased our annual copper production capacity by 35,000 tons. Additionally, the new zinc concentrator at Buenavista has already received material to process and ramping up is underway. This project is expected to elevate yearly production by 100,000 tons of zinc, doubling our current capacity, and 20,000 tons of copper. Our El Pilar project (+36,000 tons of copper) is under development and we are engaged in on-site environmental activities.

Key Financial Data

	Second Quarter				First Six Months
	2023	2022	Variance		2023	2022	Variance
			$	%			$	%
	(in millions except per share amount and %s)
Sales	$2,300.7	$2,306.9	$(6.2)	(0.3)%	$5,094.6	$5,070.7	$23.9	0.5%
Cost of sales	1,147.7	1,246.7	(99.0)	(7.9)%	2,341.9	2,304.4	37.5	1.6%
Operating income	900.7	808.5	92.2	11.4%	2,254.4	2,278.6	(24.2)	(1.1)%
Net income	$547.5	$432.3	$115.2	26.6%	$1,360.7	$1,217.1	$143.6	11.8%
Net income margin	23.8%	18.7%	5.1pp	27.3%	26.7%	24.0%	2.7pp	11.3%
Adjusted EBITDA	1,115.5	1,021.4	94.1	9.2%	2,683.4	2,699.9	(16.5)	(0.6)%
Adjusted EBITDA margin	48.5%	44.3%	4.2pp	9.5%	52.7%	53.2%	(0.5)pp	(0.9)%
Income per share	$0.71	$0.56	$0.15	26.8%	$1.76	$ 1.57	$0.19	12.1%
Capital investments	252.5	224.6	27.9	12.4%	490.6	429.7	60.9	14.2%

2Q23	www.southerncoppercorp.com	Page 2 of 12

SECOND QUARTER AND SIX MONTHS 2023 RESULTS	SOUTHERN COPPER

Capital Investments

Our current capital investment program for this decade exceeds $15 billion and includes investments in the Buenavista Zinc, Pilares, El Pilar and El Arco projects in Mexico and in the Tia Maria, Los Chancas and Michiquillay projects in Peru. This capital forecast includes several infrastructure investments, including key investments to bolster the competitiveness of the El Arco project.

Projects in Mexico:

Buenavista Zinc - Sonora: This project is located within the Buenavista deposit, where we have built a new concentrator. This facility has a production capacity of 100,000 tonnes of zinc and 20,000 tonnes of copper per year. When operating, the concentrator will double the Company’s zinc production capacity and provide more than 2,000 jobs on the operating front.

Project update: the capital budget for the project is $416 million, most of which has already been invested. Progress is 98%; we have initiated vacuum testing at the plant and expect to initiate operations in August 2023.

Pilares - Sonora: Located six kilometers from La Caridad, this project consists of an open-pit mine operation with an annual production capacity of 35,000 tonnes of copper in concentrate. This project will significantly improve the overall mineral ore grade (considering the 0.78% expected from Pilares with 0.29% from La Caridad).

Project update: The budget for Pilares is $176 million, of which $131 million has been invested. Pilares is currently operating and delivering copper mineral to the facilities of the Caridad operation.

El Pilar - Sonora: This low-capital intensity copper greenfield project is strategically located in Sonora, Mexico, approximately 45 kilometers from our Buenavista mine. Its copper oxide mineralization contains estimated proven and probable reserves of 317 million tonnes of ore with an average copper grade of 0.249%. We anticipate that El Pilar will operate as a conventional open-pit mine with an annual production capacity of 36,000 tonnes of copper cathodes. This operation will use highly cost efficient and environmentally friendly SX-EW technology. The budget for El Pilar is $310 million.

Project update: The results from experimental pads in the leaching process have confirmed adequate levels of copper recovery. The basic engineering study has been completed and the Company continues to develop the project and engage in onsite environmental activities. Project engineering is being developed by top tier engineering and technology firms. We expect production to begin in 2025 and mine life is estimated at 13 years.

El Arco - Baja California: This is a world-class copper deposit located in the central part of the Baja California peninsula with ore reserves of over 1,230 million tonnes with an average ore grade of 0.40% and 141 million tonnes of leach material, with an average ore grade of 0.27%. The project includes an open-pit mine with a combined concentrator and SX-EW operations. Annual production is expected to total 190,000 tonnes of copper and 105,000 ounces of gold.

Project update: The Company has completed the environmental baseline study for the mine, concentrator and industrial facilities and will proceed to submit the Environmental Impact Statement (Manifestacion de Impacto Ambiental “MIA”) to the Secretary of Environment and Natural Resources “SEMARNAT” to request the respective environmental impact permits. The Company is currently preparing studies for the port, power pipelines, townsites and auxiliary facilities.

2Q23	www.southerncoppercorp.com	Page 3 of 12

SECOND QUARTER AND SIX MONTHS 2023 RESULTS	SOUTHERN COPPER

Peruvian Projects

Tia Maria - Arequipa: This greenfield project, located in Arequipa, Peru, will use state of the art SX-EW technology with the highest international environmental standards to produce 120,000 tons of SX- EW copper cathodes per year. The estimated capital budget for the project is $1.4 billion.

Southern Copper has been consistently working to promote the welfare of the population of the Islay province. As part of these efforts, we have implemented successful social programs in education, healthcare and productive development to improve the quality of life in the region. We have also promoted agricultural and livestock activities in the Tambo Valley and supported growth in manufacturing, fishing and tourism in Islay.

We reiterate our view that the initiation of construction activities at Tia Maria will generate significant economic opportunities for the Islay province and the Arequipa region. Given the current Peruvian economic situation, it is crucial to move ahead on projects that will stimulate a sustainable growth cycle. We will make it a priority to hire local labor to fill the 9,000 jobs that we expect to generate during Tia Maria’s construction. Additionally, from day one of our operations, we will generate significant contributions to revenues in the Arequipa region.

Los Chancas - Apurimac: This greenfield project, located in Apurimac, Peru, is a copper and molybdenum porphyry deposit. Current estimates of indicated copper mineral resources are 98 million tons of oxides with a copper content of 0.45% and 52 million tons of sulfides with a copper content of 0.59%. The Los Chancas project envisions an open-pit mine with a combined operation of concentrator and SX-EW processes to produce 130,000 tons of copper and 7,500 tons of molybdenum annually. The estimated capital investment is $2,600 million and the project is expected to begin operating in 2030. We continue to engage in social and environmental improvements for the local communities and work on the project’s environmental impact assessment.

Project update: As of June 30, 2023 part of the Project´s land continued to be occupied by illegal miners, 75 of whom have irregularly registered their stakes in the "Integral Registry of Mining Formalization" (REINFO). The Company requested, and the Authority subsequently ordered, that the aforementioned miners be excluded from REINFO and be qualified as “illegal” miners. The Company has also filed criminal complaints and other legal remedies to physically expel the illegal miners from the Project and confiscated illegal mined ore.

Michiquillay Project - Cajamarca: In June 2018, Southern Copper signed a contract for the acquisition of the Michiquillay project in Cajamarca, Peru. Michiquillay is a world class mining project with inferred mineral resources of 2,288 million tons with an estimated copper grade of 0.43%. When developed, we expect Michiquillay to produce 225,000 tons of copper per year (along with by-products of molybdenum, gold and silver) for an initial mine life of more than 25 years and at a competitive cash-cost. We estimate an investment of approximately $2.5 billion will be required and expect production start-up by 2032. Michiquillay will become one of Peru´s largest copper mines and will create significant business opportunities in the Cajamarca region; generate new jobs for the local communities; and contribute with taxes and royalties to the local, regional and national governments.

Project update: In 2023, in accordance with our social agreements with the Michiquillay and La Encañada communities, the Company has hired unskilled labor and is paying for the use of surface land. We are also supporting social programs in both communities. In addition, we continue exploration activities on this project and currently we have installed 10 drilling platforms.

Environmental, Social & Corporate Governance (ESG) Practices

Focus on risk prevention and management. By the second quarter this year, all of SCC’s operating units had hit a milestone set in 2018 to obtain ISO 14001 certification for environmental management and ISO 45001 for occupational health and safety management. Our efforts to prevent environmental and security risks are supported by our ISO systems and reflect our alignment with best international practices. The aforementioned represents a significant step in our quest to obtain accreditation for responsible copper production in the framework of The Copper Mark certification.

We continue to make progress in the development of our Critical Risk Registry. This tool strengthens environmental and safety risk management by increasing the visibility of these components at all levels of the organization. The registry creates a knowledge base for informed decision making and ensures rigorous follow-up on controls for prevention and mitigation to avoid or respond to unwanted events.

2Q23	www.southerncoppercorp.com	Page 4 of 12

SECOND QUARTER AND SIX MONTHS 2023 RESULTS	SOUTHERN COPPER

This quarter, in line with our corporate environmental policy, we formalized our protocols for Sustainable Water Management, Biodiversity and Closure of Operations to establish our priorities and the means by which our operations address increasingly demanding environmental challenges.

In the ambit of biodiversity: in the second quarter of 2023 we reforested 464 hectares in the state of Sonora, Mexico. This represents 10 times the area affected in the period. With this effort, we have successfully met an objective set two years ago to reduce our historic environmental footprint by reversing the net loss of biodiversity and achieving a net positive impact for the area.  In 1H23, the reforested area totaled 934 hectares, 5.6 times the affected area YTD.

The implementation and promotion of best practices such as the aforementioned has helped SCC secure and maintain a place on the S&P/BVL Peru General ESG Sustainability Index of the Stock Exchange of Lima.

On April 28, 2023, Grupo Mexico issued its 2022 Sustainability Development Annual Report, which includes detailed information about Southern Copper’s efforts on the social, environmental and corporate governance fronts.

Positive impact in the communities in which we operate. We have served more than 900 women from communities close to our operations in southern Peru via our Community Wellbeing Program, by which we conducted a mobile health campaign to prevent breast and uterine cancer.

SCC has been recognized by the state agency “Pro Inversión” for its execution of a Drinking Water and Rural Sanitation Program in Poblado Yacango, district of Torata. This project, which has benefitted 137 families, entailed an investment of $2.8 million. Similarly, in Mexico, we invested $5.76 million this quarter to improve water distribution in Nacozari and Cananea, benefitting 53,800 residents.

The Youth Orchestras promoted by SCC were recognized at the Mexican Polymetallic Seminar in 2023. These orchestras support 1,646 students in Mexico and Peru. Additionally, in collaboration with the Instituto de Cultura del Estado, we held our first exhibition of the Traveling Workshop for Documentary Film at the Cineteca in the State of Sonora, Mexico. During this event, 17 original short films, which were produced by some of the 747 students from communities that participated in the workshop, were screened.

Conference Call

The Company’s second quarter earnings conference call will be held on July 28, 2023, beginning at 10:00 AM – EST

(9:00 AM Lima City time and 8:00 AM Mexico City time).

To participate in the call, it is necessary to register in the following link:

https://register.vevent.com/register/BIc3ffa64f54c24ea2ac3d809e23e6ccf1

At the registration time, you will be provided a dial-in number and a personal confirmation PIN will be generated to access the call.

During the conference call, please join live presentation through Webex at the following link:

https://americasmining.webex.com/americasmining/j.php?MTID=m32defd637486be90f8c8f75d695c2974

2Q23	www.southerncoppercorp.com	Page 5 of 12

SECOND QUARTER AND SIX MONTHS 2023 RESULTS	SOUTHERN COPPER

Average Metal Prices

	LME Copper ($/lb.)	COMEX Copper ($/lb.)	Molybdenum ($/lb.)	Zinc ($/lb.)	Silver ($/oz.)	Gold ($/oz.)
1Q 2023	4.05	4.09	32.04	1.42	22.53	1,888.63
2Q 2023	3.85	3.85	20.87	1.15	24.26	1,977.85
6M 2023	3.95	3.97	26.45	1.29	23.40	1,933.24

1Q 2022	4.53	4.54	18.99	1.70	24.05	1,873.63
2Q 2022	4.32	4.34	18.30	1.78	22.65	1,872.01
3Q 2022	3.51	3.50	16.00	1.48	19.10	1,728.33
4Q 2022	3.63	3.66	21.17	1.36	21.25	1,729.21
6M 2022	4.43	4.44	18.64	1.74	23.35	1,872.82
Average 2022	4.00	4.01	18.61	1.58	21.76	1,800.80

Variance: 2Q23 vs. 2Q22	(10.9)%	(11.3)%	14.0%	(35.4)%	7.1%	5.7%
Variance: 2Q23 vs. 1Q23	(4.9)%	(5.9)%	(34.9)%	(19.0)%	7.7%	4.7%
Variance: 6M23 vs. 6M22	(10.8)%	(10.6)%	41.9%	(25.9)%	0.2%	3.2%

Source:  Silver – COMEX; Gold and Zinc – LME; Molybdenum – Metals Week Dealer Oxide

Production and Sales

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	%	2023	2022	%
Copper (tons)
Mined	227,533	208,428	9.2%	450,805	422,908	6.6%
3rd party concentrate	525	27,681	(98.1)%	680	29,312	(97.7)%
Total production	228,058	236,109	(3.4)%	451,485	452,220	(0.2)%
Smelted	158,774	160,880	(1.3)%	311,637	318,298	(2.1)%
Refined and Rod	195,547	203,252	(3.8)%	402,470	416,454	(3.4)%
Sales	218,991	195,379	12.1%	447,736	403,328	11.0%

Molybdenum (tons)
Mined	6,334	6,324	0.2%	12,797	13,413	(4.6)%
Sales	6,295	6,299	(0.1)%	12,783	13,343	(4.2)%

Zinc (tons)
Mined	17,223	15,141	13.8%	32,298	29,867	8.1%
Refined	22,334	20,217	10.5%	49,454	44,683	10.7%
Sales	21,899	19,436	12.7%	48,375	44,318	9.2%

Silver (000s ounces)
Mined	4,803	4,446	8.0%	9,215	8,727	5.6%
Refined	2,299	3,344	(31.2)%	5,443	6,927	(21.4)%
Sales	4,032	4,427	(8.9)%	9,163	8,869	3.3%

2Q23	www.southerncoppercorp.com	Page 6 of 12

SECOND QUARTER AND SIX MONTHS 2023 RESULTS	SOUTHERN COPPER

Southern Copper Corporation
CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	VAR %	2023	2022	VAR %
	(in millions, except per share amount)

Net sales:	$2,300.7	$2,306.9	(0.3)%	$5,094.6	$5,070.7	0.5%
Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization and depletion shown separately below)	1,147.7	1,246.7	(7.9)%	2,341.9	2,304.4	1.6%
Selling, general and administrative	31.0	30.9	0.3%	61.4	61.2	0.3%
Depreciation, amortization and depletion	209.2	209.0	0.1%	412.9	405.6	1.8%
Exploration	12.1	11.8	2.5%	24.0	20.9	14.8%
Total operating costs and expenses	1,400.0	1,498.4	(6.6)%	2,840.2	2,792.1	1.7%

Operating income	900.7	808.5	11.4%	2,254.4	2,278.6	(1.1)%

Interest expense, net of capitalized interest	(81.6)	(85.2)	(4.2)%	(164.3)	(173.0)	(5.0)%
Other income (expense)	5.6	3.9	43.6%	16.1	15.7	2.5%
Interest income	23.2	4.3	439.5%	44.5	8.9	400.0%
Income before income tax	847.9	731.5	15.9%	2,150.7	2,130.2	1.0%
Income taxes	294.5	296.4	(0.7)%	774.9	908.5	(14.7)%
Net income before equity earnings of affiliate	553.4	435.1	27.2%	1,375.8	1,221.7	12.6%
Equity earnings of affiliate	(3.8)	(0.9)	322.2%	(10.2)	0.4	(2,625)%
Net Income	549.6	434.2	26.6%	1,365.6	1,222.1	11.8%

Less: Net income attributable to non-controlling interest	2.1	1.9	10.5%	4.9	5.0	(2.0)%

Net Income attributable to SCC	$547.5	$432.3	26.6%	$1,360.7	$1,217.1	11.8%

Per common share amounts:
Net income attributable to SCC common shareholders – basic and diluted	$0.71	$0.56	26.8%	$1.76	$1.57	12.1%
Dividends paid	$1.00	$1.25	(20.0)%	$2.00	$2.25	(11.1)%

Weighted average shares outstanding (Basic and diluted)	773.1	773.1		773.1	773.1

2Q23	www.southerncoppercorp.com	Page 7 of 12

SECOND QUARTER AND SIX MONTHS 2023 RESULTS	SOUTHERN COPPER

Southern Copper Corporation
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	June 30,	December 31,	June 30,
	2023	2022	2022
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$2,199.0	$2,069.7	$2,135.1
Short-term investments	0.3	208.3	220.6
Accounts receivable	1,157.3	1,473.8	1,146.4
Inventories	985.3	1,013.9	1,071.6
Other current assets	427.7	422.0	418.0
Total current assets	4,769.6	5,187.7	4,991.7

Property, net	9,662.7	9,596.6	9,521.8
Leachable material, net	1,077.4	1,064.3	1,087.7
Intangible assets, net	132.4	134.7	135.1
Right-of-use assets	813.6	851.4	883.7
Deferred income tax	253.4	237.3	284.3
Other assets	230.4	205.4	244.5
Total assets	$16,939.5	$17,277.4	$17,148.8

LIABILITIES
Current liabilities:
Current portion of long-term debt	$ -	$ -	$299.9
Accounts payable	610.1	657.6	671.5
Income taxes	85.0	138.1	166.0
Accrued workers’ participation	140.2	236.3	153.5
Other accrued liabilities	225.3	203.7	217.5
Total current liabilities	1,060.6	1,235.7	1,508.4

Long-term debt	6,252.9	6,251.2	6,249.5
Lease liabilities	738.7	774.1	807.8
Deferred income taxes	191.1	161.2	201.7
Non-current taxes payable	52.0	40.6	-
Other liabilities	83.7	82.4	78.8
Asset retirement obligation	597.9	585.3	615.6
Total non-current liabilities	7,916.3	7,894.8	7,953.4

EQUITY
Stockholders’ equity:
Common stock	3,523.6	3,498.5	3,481.5
Treasury stock	(3,131.8)	(3,107.6)	(3,091.5)
Accumulated comprehensive income	7,507.8	7,693.3	7,237.2
Total stockholders’ equity	7,899.6	8,084.2	7,627.2
Non-controlling interest	63.0	62.7	59.8
Total equity	7,962.6	8,146.9	7,687.0

Total liabilities and equity	$16,939.5	$17,277.4	$17,148.8

As of June 30, 2023, December 31, 2022 and June 30, 2022 there were 773.1 million shares outstanding.

2Q23	www.southerncoppercorp.com	Page 8 of 12

SECOND QUARTER AND SIX MONTHS 2023 RESULTS	SOUTHERN COPPER

Southern Copper Corporation
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
	(in millions)

OPERATING ACTIVITIES
Net income	$549.6	$434.2	$1,365.6	$1,222.1
Depreciation, amortization and depletion	209.2	209.0	412.9	405.6
Deferred income tax	24.7	(11.8)	6.3	31.9
Change in operating assets and liabilities	(2.2)	(326.3)	161.3	(597.8)
Other, net	15.8	4.8	36.2	68.8
Net cash provided by operating activities	797.1	309.9	1,982.3	1,130.6

INVESTING ACTIVITIES
Capital investments	(252.5)	(224.6)	(490.6)	(429.7)
Sale of short-term investment, net	140.3	163.9	208.0	244.2
Other, net	0.1	0.1	0.1	-
Net cash used in investing activities	(112.1)	(60.6)	(282.5)	(185.5)

FINANCING ACTIVITIES
Dividends paid	(773.1)	(966.4)	(1,546.2)	(1,739.5)
Distributions to non-controlling interest	(2.8)	(2.1)	(4.5)	(3.8)
Other	0.1	0.1	0.2	0.1
Net cash used in financing activities	(775.8)	(968.4)	(1,550.5)	(1,743.2)

Effect of exchange rate changes on cash	(10.0)	(15.0)	(20.0)	(90.8)

(Decrease)/Increase in cash and cash equivalents	$(100.8)	$(734.1)	$129.3	$(888.9)

2Q23	www.southerncoppercorp.com	Page 9 of 12

SECOND QUARTER AND SIX MONTHS 2023 RESULTS	SOUTHERN COPPER

Company Profile

Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 88.9% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 11.1% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Ecuador, Mexico and Peru.

SCC Corporate Address

USA

7310 North 16th St, Suite 135

Phoenix, AZ 85020, U.S.A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 15038 – PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

2Q23	www.southerncoppercorp.com	Page 10 of 12

SECOND QUARTER AND SIX MONTHS 2023 RESULTS	SOUTHERN COPPER

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the measures included in this release may not be comparable to similarly titled measures of other companies. Following is a reconciliation of adjusted EBITDA to Net Income attributable to SCC and Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues to their more comparable GAAP measure:

Adjusted EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a measure commonly used by companies to evaluate operating performance and the ability to generate cash. Our adjusted EBITDA is not necessarily comparable to similar measures used by other companies. We believe that adjusted EBITDA provides useful information to management, investors and others in understanding and evaluating our operating results.

Our determination of the components of adjusted EBITDA is evaluated periodically based on a review of non-GAAP financial measures used by mining industry analysts. Management believes adjusted EBITDA enhances the comparability of information across reporting periods, is an effective measure for reviewing operating results and, therefore, is a useful measure for both management and investors. EBITDA and adjusted EBITDA do not represent, and should not be considered an alternative to, net income, operating income, or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash.

Reconciliation of Net Income attributable to SCC to adjusted EBITDA	Second Quarter		Year to date
	2023	2022	2023	2022

Net income attributable to SCC	$547.6	$432.3	$1,360.8	$1,217.1
Add:
Net income attributable to the non-controlling interest	2.1	1.9	4.9	5.0
Income taxes	294.4	296.4	774.9	908.5
Interest expense	81.6	85.2	164.3	173.0
Depreciation, amortization and depletion	209.2	209.0	412.9	405.6
Less:
Equity earnings of affiliate	3.8	0.9	10.1	(0.4)
Interest income	(23.2)	(4.3)	(44.5)	(8.9)
Adjusted EBITDA	$1,115.5	$1,021.4	$2,683.4	$2,699.9

2Q23	www.southerncoppercorp.com	Page 11 of 12

SECOND QUARTER AND SIX MONTHS 2023 RESULTS	SOUTHERN COPPER

Operating cash cost per pound of copper produced before by-product revenues and Operating cash cost per pound of copper produced net of by-product revenues

The measure operating cash cost per pound of copper produced net of by-product revenues is a common measure used in the copper industry to track performance and it is a useful management tool that allows us to better allocate our resources. This measure is also used in our investment project evaluation process to determine a project’s potential contribution to our operations, its competitiveness and its relative strength in different price scenarios. The expected contribution of by-products is generally a significant factor used by the copper industry in determining whether to move forward with the development of a new mining project. As the price of our by-product commodities can have significant fluctuations from period to period, the value of its contribution to our costs can be volatile.

Our Operating cash cost per pound of copper produced before by-product revenues allows us and our investors to monitor our cost structure and helps us address operating management areas of concern.

Reconciliation of Cost of sales (exclusive of depreciation, amortization and depletion) to Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues	2nd quarter 2023		2nd quarter 2022		First six months 2023		First six months 2022
	$ million	¢ per pound	$ million	¢ per pound	$ million	¢ per pound	$ million	¢ per pound
Cost of sales (exclusive of depreciation, amortization and depletion) – GAAP	1,147.7	236.9	1,246.7	281.5	2,341.9	244.6	2,304.4	255.8
Add:
Selling, general and administrative expenses	31.0	6.4	30.9	7.0	61.4	6.4	61.2	6.8
Treatment and refining charges net of sales premiums	(0.5)	(0.1)	(16.2)	(3.7)	(8.1)	(0.8)	(22.3)	(2.5)
Less:
Workers participation	(63.7)	(13.2)	(88.6)	(20.0)	(136.5)	(14.3)	(176.4)	(19.6)
Purchased concentrates from third parties	(40.1)	(8.3)	(134.4)	(30.3)	(102.4)	(10.7)	(225.4)	(25.0)
Other charges	(25.3)	(5.1)	(112.7)	(25.5)	(70.4)	(7.4)	(225.3)	(25.0)
Inventory change	10.4	2.1	25.5	5.8	(38.7)	(4.0)	72.7	8.1
Operating cash cost before by-product revenues	1,059.5	218.7	951.2	214.8	2,047.2	213.8	1,788.9	198.6

Less by-products revenue	(517.3)	(106.8)	(465.3)	(105.1)	(1,147.9)	(119.9)	(1,048.8)	(116.4)

Operating cash cost, net of by-products revenue	542.2	111.9	485.9	109.7	899.3	93.9	740.1	82.2

Total pounds of copper produced, in millions	484.4		442.9		957.4		900.7

2Q23	www.southerncoppercorp.com	Page 12 of 12